                                                                   EXHIBIT 99.1


PRESS RELEASE - FOR IMMEDIATE RELEASE

CONTACT:  Kenneth R. Howe, Chief Financial Officer
                                             (248) 737-4190

              AGREE REALTY CORPORATION REPORTS THIRD QUARTER 2003
                               OPERATING RESULTS


THIRD QUARTER 2003 HIGHLIGHTS:

FINANCIAL INFORMATION
                  o        Diluted FFO per share of $0.49
                  o Diluted FFO per share before charge for early extinguishment of debt $0.64
                  o        $0.485 per share quarterly dividend paid October 16,
                           2003
                  o        Completed $43.2 million offering of Common Stock

     FARMINGTON HILLS, MI (October 29, 2003) - Agree Realty Corporation (NYSE:
ADC) today announced results for the quarter ended September 30, 2003. For the third quarter, funds from operations were $3,127,000 ($4,088,000 before a charge for early extinguishment of debt) compared with funds from operations in the third quarter of 2002 of $3,432,000. Diluted funds from operations per share were $0.49 per share ($0.64 per share before a charge for early extinguishment of debt) compared with $0.67 per share for the third quarter of 2002. Net income decreased to $1,857,000 as a result of a charge for early extinguishment of debt as explained below, or $0.33 per share on a diluted basis, compared with net income for the third quarter of 2002 of $2,137,000, or $0.48 per share. Total revenues increased 11.5% to $6,843,000, compared with total revenues of $6,140,000 in the third quarter of 2002. A reconciliation of net income to FFO is included in the financial table accompanying this press release.

     For the nine months ended September 30, 2003, funds from operations were $10,548,000 ($11,509,000 before a charge for early extinguishment of debt) compared with funds from operations for the nine months ended September 30, 2002 of $10,056,000. Diluted funds from operations per share were $1.90 per share ($2.07 per share before a charge for early extinguishment of debt) compared with $1.96 per share for the third quarter of 2002. Net income was $6,475,000, or $1.33 per share on a diluted basis, compared with net income for the comparable period last year of $6,200,000, or $1.39 per share. Total revenues increased 12.8% to $20,549,000, compared with total revenues of $18,211,000 for the comparable period last year.

FUNDS FROM OPERATIONS

         Management considers Funds from Operations ("FFO") to be a useful supplemental measure to evaluate operating performance. The Company considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO can help one compare the operating performance of a company's real estate between periods or as compared to different companies. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") to mean net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization. FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. In addition, our method of calculating FFO may not be comparable to the methods used by other REITs and, accordingly may be different from similarly titled measures reported by other companies.

DIVIDEND

         The Company paid a cash dividend of $0.485 per share on October 16, 2003 to shareholders of record on September 30, 2003. The dividend is equivalent to an annualized dividend of $1.94 per share and represents a payout ratio of 75.3% of funds from operations before a charge for early extinguishment of debt for the quarter.

FINANCING

         On August 4, 2003 the Company completed an offering of 1,700,000 shares of common stock at a price of $23.50 per share; on August 12, 2003 the underwriters exercised their over allotment option for an additional 255,000 shares at the same per share price. The net proceeds form the offerings of approximately $43.2 million were used to repay amounts outstanding under the Company's credit facility.

     During the third quarter 2003 the Company negotiated an early payment of three mortgage notes totaling approximately $37 million and bearing an interest rate of 7.00%. Two of the mortgages totaling approximately $30.3 million, were scheduled to mature in November 2005 and required a final payment in the amount of approximately $28.2 million on the maturity date. The third mortgage in the amount of approximately $6.7 million had a scheduled maturity date of April 2013 and required a final payment in the amount of approximately $2.9 million on the maturity date. This mortgage contained a provision that would reset the interest rate to the then current rate in December 2005.

         The Company incurred a pre-payment penalty of 1.50% of the outstanding mortgage balance and wrote off unamortized mortgage costs on the three mortgages of $406,000.

PORTFOLIO RESULTS

         At September 30, 2003, Agree Realty Corporation's total assets were $188,146,000. At quarter end the Company's portfolio consisted of 50 properties totaling 3.7 million square feet located in 13 states. The portfolio is 97% leased.

         Agree Realty Corporation owns, manages and develops properties which are primarily single tenant properties and neighborhood community shopping centers, located in thirteen (13) states and leased to major retail tenants.

         Agree Realty Corporation considers portions of the information contained in this release to be forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934, both as amended, with respect to the Company's expectation for future periods. Such statements are, by their nature, subject to certain risks and uncertainties. The Company cautions that, as a result of a number of factors, actual results could differ materially from those set forth in this presentation. Other risks, uncertainties and factors that could cause actual results to differ materially than those projected are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.

         For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com

                            AGREE REALTY CORPORATION
           OPERATING RESULTS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                            Three months ended          Nine months ended
                                                              September 30,               September 30,
                                                          -------------------------------------------------
                                                            2003          2002          2003          2002
                                                          -------------------------------------------------
REVENUE
         Minimum rents                                    $ 6,088       $ 5,401       $18,072       $15,884
         Percentage rent                                       48            35            99            78
         Operating cost reimbursements                        597           530         2,034         1,723
         Unconsolidated entities                              110           174           342           521
         Management fees and other                            -             -               2             5
                                                          -------------------------------------------------
              TOTAL REVENUE                                 6,843         6,140        20,549        18,211
                                                          -------------------------------------------------
EXPENSES

         Real estate taxes                                    457           420         1,370         1,259
         Property operating expenses                          467           333         1,500         1,097
         Land lease payments                                  185           185           554           554
         General and administrative                           553           503         1,676         1,466
         Depreciation and amortization                      1,026           926         3,040         2,778
         Interest expense                                   1,302         1,557         4,561         4,580
         Early extinguishment of debt                         961           -             961           -
                                                          -------------------------------------------------
              TOTAL EXPENSES                                4,951         3,924        13,662        11,734
                                                          -------------------------------------------------
              INCOME BEFORE MINORITY INTEREST
                  AND DISCONTINUED OPERATIONS               1,892         2,216         6,887         6,477
         Minority interest expense                            182           291           835           852
                                                          -------------------------------------------------
              INCOME BEFORE DISCONTINUED OPERATIONS         1,710         1,925         6,052         5,625
         Income from discontinued operations                  147           212           423           575
                                                          -------------------------------------------------
              NET INCOME                                  $ 1,857       $ 2,137       $ 6,475       $ 6,200
                                                          =================================================

         NET INCOME - PER SHARE                           $  0.33       $  0.48       $  1.33       $  1.39
                                                          =================================================
RECONCILIATION OF FUNDS FROM OPERATIONS
     TO NET INCOME

         Net income                                       $ 1,857       $ 2,137       $ 6,475       $ 6,200
         Depreciation of real estate assets                 1,056           955         3,136         2,866
         Amortization of leasing costs                         15            17            43            51
         Minority interest                                    199           323           894           939
                                                          -------------------------------------------------
              FUNDS FROM OPERATIONS                       $ 3,127       $ 3,432       $10,548       $10,056
                                                          =================================================

              FUNDS FROM OPERATIONS - PER SHARE           $  0.49       $  0.67       $  1.90       $  1.96
                                                          =================================================
Weighted average number of shares
         and "OP" units outstanding                         6,349         5,120         5,557         5,120
                                                          =================================================


                            Agree Realty Corporation
                   Consolidated Balance Sheets (in thousands)
                                   (Unaudited)

                                                      Sep 30,                 Dec 31,
                                                       2003                    2002
                                                     -------------------------------
ASSETS
      Real estate investments, at cost               $ 216,047             $ 200,752
      Accumulated depreciation                         (37,667)              (34,706)
      Operating property held for sale                   7,322                 7,483
      Cash and cash equivalents                            234                 1,096
      Rents receivable                                     156                   785
      Investments in and advances to
          unconsolidated entities                          333                   315
      Deferred costs, net of amortization                1,043                 1,425
      Other assets                                         678                 1,012
                                                     -------------------------------

           TOTAL ASSETS                              $ 188,146             $ 178,162
                                                     ===============================

LIABILITIES AND STOCKHOLDERS' EQUITY

      Mortgages payable                              $  41,435             $  71,589
      Construction loans                                 1,569                 5,612
      Notes payable                                     39,500                38,083
      Other liabilities                                  4,702                 4,468
                                                     -------------------------------

           TOTAL LIABILITIES                            87,206               119,752
                                                     -------------------------------

           TOTAL MINORITY INTEREST                       5,704                 5,787
                                                     -------------------------------

      Common stock                                           1                     1
      Additional paid-in capital                       108,268                64,506
      Accumulated deficit                              (12,104)              (11,135)
      Unearned compensation                               (929)                 (749)
                                                     -------------------------------

           TOTAL STOCKHOLDERS' EQUITY                   95,236                52,623
                                                     -------------------------------

                                                     $ 188,146             $ 178,162
                                                     ===============================